Exhibit 10.1

Matthew K. Rose	Burlington Northern
Chairman, President and Chief Executive Officer	Santa Fe Corporation
P.O. Box 961052
Fort Worth, TX 76161-0052

2650 Lou Menk Drive
Fort Worth, TX 76131-2830

tel 817.867.6100
fax 817.352.7430
matthew.rose@bnsf.com

November 17, 2009

Mr. Roger Nober
Executive Vice President-Law and Secretary
Burlington Northern Santa Fe Corporation
2650 Lou Menk Drive
Fort Worth, Texas 76131-2830

Dear Roger:

This letter amends and restates my letter to you, dated November 6, 2009, pursuant to which I waived my right to receive certain compensation and benefits under certain plans and agreements of Burlington Northern Santa Fe Corporation (the “Company”).

Reference is made to (i) the Amended and Restated Change in Control Agreement, dated December 31, 2007, between the Company and myself (the “Change in Control Agreement”), (ii) the Burlington Northern Santa Fe 1999 Stock Incentive Plan and my award agreements thereunder (collectively, the “Stock Incentive Plan”), (iii) the Retirement Benefit Agreement, dated April 19, 2002 and as amended and restated September 21, 2006, between the Company and myself (the “Retirement Benefit Agreement” and, collectively with the Change in Control Agreement and the Stock Incentive Plan, the “Benefit Agreements”), and (iv) the Agreement and Plan of Merger, dated November 2, 2009, by and among Berkshire Hathaway Inc., R. Acquisition Company, LLC and the Company (the “Merger Agreement”).

The Change in Control Agreement provides me with the right to receive certain compensation and benefits in connection with a “change in control” of the Company.  Section 12.6 of the Stock Incentive Plan provides me with the right to receive certain severance benefits and accelerated vesting of equity awards if the Company terminates my employment for reasons other than “cause” or “disability” or I terminate my employment for “good reason”, in each case in connection with a “change in control” of the Company.  Paragraph 3 of the Retirement Benefit Agreement provides that I will receive additional service credit for purposes of my retirement benefits if my employment terminates for any reason within certain time periods following a “change in control” of the Company.  The transactions contemplated by the Merger Agreement will constitute a change in control for purposes of the Benefit Agreements.

I hereby waive my right to receive any compensation or benefits payable under the Change in Control Agreement, Section 12.6 of the Stock Incentive Plan or paragraph 3 of the Retirement Benefit Agreement in connection with the transactions contemplated by the Merger Agreement.

Sincerely,

/s/ Matthew K. Rose

Matthew K. Rose